Exhibit 107

Calculation of Filing Fee Tables

424(b)(2)

(Form Type)

AutoZone, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

The prospectus supplement to which this Exhibit is attached is a final prospectus for the related offering. The maximum aggregate amount of that offering is $1,300,000,000.

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Debt	5.100% Senior Notes due 2029	457(r)	$600,000,000	99.891%	$599,346,000	0.0001476	$88,463.47
	Debt	5.400% Senior Notes due 2034	457(r)	$700,000,000	99.820%	$698,740,000	0.0001476	$103,134.02
Fees Previously Paid
	N/A	N/A	N/A	N/A	N/A	N/A		N/A

	Total Offering Amounts					$1,298,086,000		$191,597.49

	Total Fees Previously Paid							N/A

	Total Fee Offsets							N/A

	Net Fee Due							$191,597.49